Exhibit 21



Name				              Place of Incorporation
--------                  	    ------------------------

Electronic Retailing Systems, 	Connecticut
 International, Inc.


	Other subsidiaries of the Company are not named in the table above. Such unnamed subsidiaries considered in the aggregate as a single subsidiary would not be considered a significant subsidiary.